Exhibit 10.17

Dated the 3rd day of July 2015

Channor Limited

First Part

Blanchardstown Corporate Park Management Limited

Second Part

Flamel Ireland Limited

Third Part

Flamel Technologies, S.A.

Fourth Part

Lease of Second Floor, Block 10, Unit 1, Blanchardstown Corporate Park 1,

Blanchardstown, Dublin 15

AMOSS Solicitors

26 Burlington Road

Ballsbridge

Dublin 4

1

COUNTY DUBLIN

FOLIO 113065F

(Part of)

THIS INDENTURE made the day of                                     2015

1.	BETWEEN

1.1	CHANNOR LIMITED having its registered office at Block 10, Unit 3, Blanchardstown Corporate Park, Dublin 15 (hereinafter called "the Landlord" which expression shall where the context so admits or requires include its successors and assigns) of the First Part;

1.2	BLANCHARDSTOWN CORPORATE PARK MANAGEMENT LIMITED having its registered office at Block 10, Unit 3, Blanchardstown Corporate Park, Dublin 15 (hereinafter called “the Management Company” which expression shall where the context so admits or requires include its successors and assigns) of the Second Part;

1.3	FLAMEL IRELAND LIMITED having its registered office at Arthur Cox Building, Earlsfort Terrace, Dublin 2 (hereinafter called “the Tenant” which expression shall where the context so admits or requires include its successors and assigns) of the Third Part;

1.4	FLAMEL TECHNOLOGIES, S.A. having its registered office at 33 avenue du Dr. Georges Levy, 69200 Vénissieux, France (hereinafter called “the Guarantor” which expression shall where the context so admits or requires include its successors and assigns)

WITNESSETH

2.	DEFINITIONS

In this Lease unless the context otherwise requires the following expressions shall have the following meanings:-

2.1	“the Base Rate” means the annual rate of interest for the time being chargeable under Section 22 of the Courts Act 1981;

2.2	“Block” means Block 10, Blanchardstown Corporate Park 1, Blanchardstown, Dublin 15, together with the building erected thereon of which the Demised Premises forms part;

2.3	“Blocks” means all blocks currently constructed at the Park together with the buildings erected thereon and such other blocks as may be constructed by the Landlord in the Park;

2

2.4	“Business Days” means a day(s) (other than a Saturday or a Sunday) on which banks are normally open for trade in Dublin;

2.5	“the Commencement Date” means ;

2.6	“Common Areas” means all roads, bridges, pedestrian ways, water courses, lakes, reservoirs, fountains, landscaped areas and recreational areas together with all buildings and other structures erected thereon as well as all buildings and other structures which are from time to time during the Term designated and allocated by the Landlord and/or the Management Company for the common use and benefit of occupiers and tenants of the Park and for the purpose of the passage of such goods and vehicles as the Landlord and/or the Management Company may designate for the time being and from time to time but does not include the Demised Premises, all other Units (or any parts thereof) in the Park and all Blocks (or any parts thereof) in the Park (including for the avoidance of doubt the Retained Parts) PROVIDED ALWAYS that if the Park shall in any way be altered by extension or addition or otherwise then the definition of “the Common Areas” shall, as and where necessary, be modified accordingly;

2.7	“Common Areas Service Charge” means the aggregate of the costs, expenses and outgoings paid and incurred or borne or to be paid, incurred or borne as set forth in Part II of the Third Schedule by the Landlord until the transfer of the Common Areas to the Management Company and thereafter by the Management Company in discharging the obligations, executing the works and providing the services, amenities and facilities specified in Part I of the Third Schedule, or all or any of them pursuant to the Landlord’s and/or Management Company's covenant in that behalf contained at Clause 7 of this Lease;

2.8	“Conduits” mean gutters, gullies, pipes, drains, sewers, watercourses, channels, trunks, ducts, flues, wires, cables and other conducting media and installations of whatsoever nature or kind passing through the Park, the Block or the Demised Premises or part thereof from time to time;

2.9	“Demised Premises" means the premises hereby demised and more particularly described in the First Schedule;

2.10	“Gross Internal Floor Area” means the gross internal floor area (as defined from time to time in the Measuring Practice Guidance Notes issued jointly by the Society of Chartered Surveyors and others) of the Demised Premises;

2.11	“Group Company” has the same meaning as a related company pursuant to section 140(5)(a)-(d) of the Companies Act, 1990.

2.12	“Initial Rent” means eighty one thousand euros (€81,000.00) per annum (exclusive of VAT, which is payable);

2.13	“Instalment Days” means 1st January, 1st April, 1st July and 1st October in each year of the Term;

3

2.14	“Insured Risks" means, subject always to such exclusions, excesses and limitations as are normally available and as may be imposed by the Landlord’s insurers, all or any loss or damage or prospective loss or damage by fire, flooding, water, storm, tempest, lightning, explosion, earthquake, weather conditions, impact of aircraft and articles dropped therefrom, impact by road vehicle, civil commotion, malicious damage, bursting or overflowing of water tanks, apparatus and pipes, riot, affray, civil disturbance, war, revolution, subsidence and such further risks, perils to or in connection with the Demised Premises forms part and the fixtures and fittings thereof and any such fees, expenses, charges and monies of and incidental to the rebuilding, re-instatement or loss (whether total or otherwise) of the Demised Premises or any part thereof as the Landlord may from time to time reasonably deem it desirable to insure against;

2.15	“Internal Decoration Years” mean the year ending on the third anniversary hereof and the year ending on the sixth anniversary hereof ;

2.16	“Landlord’s Fixtures and Fittings” means the fixtures and fittings set out in the Fifth Schedule hereto;

2.17	“Lettable Areas” means any area (excluding Common Areas or areas which may be included within Units but which are not for the exclusive benefit of the occupiers of said Unit) leased, disposed of or intended to be leased or disposed of to occupiers or occupational tenants;

2.17	“Local Authority” means Fingal County Council or such other body entrusted with the duties of same;

2.18	“Management Company Agreement” means the Agreement dated 20th November 1998 made between the Landlord and the Management Company;

2.19	“Park” means the lands, hereditaments and premises known as Blanchardstown Corporate Park 1, Blanchardstown, Dublin 15, the present boundaries of which are shown edged blue on Plan A annexed hereto and which expression shall include all additions and extensions to the said lands which are from time to time declared by the Landlord at its discretion to form part of the Park for the purpose of this Lease and which shall exclude those parts thereof which are from time to time declared by the Landlord at its discretion not to form part of the Park for the purposes of this Lease;

2.20	“Permitted User” means use as offices;

4

2.21	“Planning Acts" shall be deemed to include the Local Government (Planning and Development) Acts 1963 to 1999, the Planning and Development Acts 2000 to 2014, the Local Government (Sanitary Services) Act 1878 to 1964, the Building Control Acts 1990 - 2007, the Fire Services Act 1981, the Safety Health and Welfare at Work Act 1989 and any Act or Acts for the time being in force amending, extending or replacing the same and any Orders, Regulations or Directions issued under or by virtue of the said Acts of the Oireachtas for the time being in force amending or replacing same. Reference to any other Acts of the Oireachtas shall where necessary or appropriate be deemed to include any Act amending, extending or replacing the same and any Orders or regulations made thereunder or under any such amending extending or replacing Acts;

2.22	"Rent" means the Initial Rent and such revised rent as may from time to time become payable under the provisions of the Fourth Schedule hereto;

2.23	“Rent Commencement Date” means the Commencement Date;

2.24	“Retained Parts” means the parts of the Block which do not comprise Lettable Areas including without prejudice to the generality of the foregoing (1) any parts of the main structure, roof, external walls and internal load bearing walls, foundations, fire escape and structural parts of the roof along with the lift, stairs, lobbies, hallways, corridors, ceilings, floors, beams, joists, all party structures, boundary walls, railings, and fences and all exterior parts of the Block and car parking areas, if any, within the curtilage of the Block, (2) any parts of the Block reserved by the Landlord for the housing of plant, machinery and equipment or otherwise in connection with or required for the provision of services and (3) all conduits in, upon, under or within and exclusively serving the Block except any that form part of a Lettable Area;

2.25	“Retained Parts Service Charge” means the aggregate of the costs, expenses and outgoings paid and incurred or borne to be paid, incurred or borne as set forth in Part IV of the Third Schedule by the Landlord in discharging the obligations, executing the works and providing the services, amenities and facilities specified in Part III of the Third Schedule, or all or any of them pursuant to the Landlord’s and/or the Management Company’s covenant in that behalf contained at Clause 7 of this Lease;

2.26	“Reserved Property” means the Park save the Demised Premises;

2.27	“Service Charge” means together the Common Areas Service Charge and the Retained Parts Service Charge, which sum is payable by the Tenant as set out herein;

2.28	“Services” means water, soil, air, electricity, telephone transmissions, radio transmissions, television transmissions, oil, heating fuels and other services servicing the Park;

2.29	“Term” means ten (10) years from the Commencement Date.

2.30	“Tenant’s Proportion of the Common Area Service Charge” means a due proportion of the Common Areas Service Charge equal to the ratio which the Gross Internal Floor Area of the Demised Premises bears from time to time to the aggregate of the Gross Internal Floor Areas of all of the Lettable Areas within the Park;

5

2.31	“Tenant’s Proportion of the Retained Parts Service Charge” means a due proportion of the Retained Parts Service Charge equal to the ratio which the Gross Internal Floor Area of the Demised Premises bears from time to time to the aggregate of the Gross Internal Floor Areas of all of the Lettable Areas within the Block;

2.32	“Tenant’s Proportion of the Utilities Service Charge” means one third of the Utilities Service Charge;

2.33	“Unit” or “Units” mean any part of the Park (including the Demised Premises) which is let or intended to be let or disposed of to another tenant, which is comprised of (either wholly or partly) Lettable Areas;

2.34	“Utilities” means all channels, conduits, ducts, pipes, drains, watercourses, ditches, gutters, wires, mains, cables, lighting installations and such like for the Services;

2.35	“Utilities Service Charge” means the aggregate of the sums due in respect of gas and water provided to and used by all occupants of Block 10 and the associated administrative and management fees.

2.36	“VAT” means Value Added Tax.

2.37	“VAT Act” means Value Added Tax Consolidation Act, 2010;

3.	INTERPRETATION

3.1	Where two or more persons are included in the expression “the Landlord”, “the Guarantor” and/or “the Tenant”, such expressions include all or any of such persons and the covenants which are expressed to be made by the Landlord, the Guarantor and/or the Tenant shall be deemed to be made by or with such persons jointly and severally.

3.2	Words importing the masculine gender only include the feminine gender and words importing the singular number only include the plural number and vice versa.

3.3	Any covenant by the Tenant not to do any act or thing shall include an obligation not to permit or suffer such act or thing to be done;

3.4	References to any right of the Landlord to have access to or entry upon the Demised Premises shall be construed as extending to all persons authorised by the Landlord and its agents, professional advisors, prospective purchasers of any interest of the Landlord in the Demised Premises or in the Retained Parts, contractors, workmen or others;

3.5	the titles or headings appearing in this Lease are for reference only and shall not affect its construction or interpretation;

6

3.6	any reference to a clause or schedule shall mean a clause or schedule of this Lease;

3.7	if any term or provision in this Lease shall be held to be illegal or unenforceable in whole or in part, such term shall be deemed not to form part of this Lease but the enforceability of the remainder of this Lease shall not be affected.

4.	DEMISE

In consideration of the Rent (and all variations thereof as hereinafter provided), and the covenants and conditions hereinafter reserved and contained the Landlord hereby DEMISES unto the Tenant ALL THAT the Demised Premises TOGETHER WITH the rights specified in Part I of the Second Schedule and the Management Company hereby confirms the rights specified in Part I of the Second Schedule EXCEPTING AND RESERVING unto the Landlord, the Management Company as the case may be, the rights specified in Part II of the Second Schedule TO HOLD the same for the Term YIELDING AND PAYING during the Term the Rent as defined herein, payable quarterly in advance by equal payments on the Instalment Days and all payments to be made (at the option of the Landlord, which said option may be exercised on any number of occasions) either by standing order, direct debit, credit transfer or cheque without any deductions, set-off or counterclaim whatsoever, AND ALSO PAYING to the Landlord and/or the Management Company as the case may be;

4.1	a percentage or due proportion (equivalent to the ratio which the Gross Internal Floor Area of the Demised Premises bears to the aggregate of the Gross Internal Floor Areas of all of the Lettable Areas within the Block) of all sums which the Landlord shall from time to time pay for insuring the Block against the Insured Risks pursuant to Clause 6.2 (including the whole of the sums which the Landlord shall from time to time pay for insuring against three years loss of the Rent or such longer period as the Landlord may, from time to time, reasonably deem to be necessary to insure against and the Service Charge), all such sums to be paid on demand the first payment to be made on the execution hereof and to be such amount as has been advised to the Tenant prior to the delivery of this Lease;

4.2	the Service Charge to be paid in accordance with Parts II and IV (as the case may be) of the Third Schedule quarterly in advance by equal payments on the Instalment Days by direct debit;

4.3	the Tenant’s Proportion of the Utilities Service Charge payable upon demand being made by the Landlord and in such manner as the Landlord shall direct;

4.4	any other sum recoverable by the Landlord as costs or expenses under this Lease, the same to be paid at the times and in the manner herein prescribed for the payment of same such sums to be recoverable by action or distress as rent in arrears.

7

5.	TENANT’S COVENANTS

AND THE TENANT HEREBY COVENANTS with the Landlord in the following manner:-

5.1	Rents

To pay the Rent referred to at Clause 4 and any additional sums payable herein at the times and in the manner herein prescribed for the payment of same.

5.2	Interest on Arrears

If the Tenant shall fail to pay the Rent herein reserved or any other sum reserved or made payable hereunder within twenty one (21) days of the date and in the manner herein prescribed for the payment of same, whether demanded or not, such unpaid rent or sum shall bear interest from and including the day or days on which the same became due to the date of actual payment at a rate which shall be the Base Rate per annum which interest shall be recoverable by and be subject to all the rights and remedies of the Landlord for the recovery of rent subject always and without prejudice to all rights of the Landlord hereunder.

5.3	Outgoings

5.3.1	To pay and indemnify the Landlord against all existing (from the date of this Lease) and future rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature) which now are or may at any time during the Term be charged, levied, assessed or imposed upon or payable in respect of the Demised Premises or upon the owner or occupier of them (excluding any tax payable by the Landlord upon any of the rents herein received or occasioned by any disposition of or dealing with the reversion of this Lease);

5.3.2	To pay all charges for electricity, gas (if any), water and other services consumed in the Demised Premises, including any connection and hiring charges and meter rents and to perform and observe all present and future regulations and requirements of the electricity, gas and water supply authorities or boards in respect of the supply and consumption of electricity, gas and water on the Demised Premises and to keep the Landlord indemnified against any breach thereof.

8

5.4	Repairs

To repair and keep in good and substantial repair and condition the Demised Premises and, as often as may be necessary, to rebuild, reinstate or renew any part or parts of the Demised Premises (damage by the Insured Risks excepted) (other than in respect of any amount which may be deducted or disallowed by the insurers pursuant to any excess provision in the insurance policy upon settlement of any claim by the Landlord) save to the extent that payment of the insurance moneys shall be withheld by reason of any act, neglect or default of the Tenant or the servants or agents of the Tenant or any undertenant or any person under its or their control) and, as and when necessary, to replace any of the Landlord's Fixtures and Fittings which may be or become beyond repair with new ones which are similar in type and quality AND in case the Demised Premises or any part thereof shall be destroyed or become ruinous and uninhabitable or incapable of beneficial occupation or enjoyment by for or from any of the Insured Risks the Tenant hereby absolutely waives and abandons its rights (if any) to surrender this Lease under the provisions of Section 40 of the 1860 Act or otherwise PROVIDED ALWAYS THAT the Tenant shall not be obliged to maintain the Demised Premises in any better state or condition than exists at the date hereof as shown in the schedule of condition annexed hereto at the Fifth Schedule.

5.5	Decorations

In every Internal Decoration Year and also in the last three months of the Term (whether determined by effluxion of time or otherwise) in a good and workmanlike manner to prepare and decorate (with two coats at least of good quality paint) or otherwise treat, as appropriate, all parts of the Demised Premises required to be so treated and, as often as may be reasonably necessary, to wash down all tiles, glazed bricks and similar washable surfaces such decorations and treatment in the last three months of the Term to be executed in such colours and materials as the Landlord may reasonably require.

5.6	Cleaning

To keep the Demised Premises in a clean and tidy condition AND as often as reasonably necessary to clean properly all windows and window frames and all other glass in the Demised Premises.

5.7	Yield Up

5.7.1	At the expiration or sooner determination of the Term quietly to yield up the Demised Premises in such good and substantial repair and condition as shall be in accordance with the covenants on the part of the Tenant herein contained and in any licence or consent granted by the Landlord pursuant to the provisions of this Lease and in case any of the Landlord's Fixtures and Fittings shall be missing, broken damaged or destroyed to forthwith replace them with others of a similar kind and of equal value and to remove from the Demised Premises any moulding, sign, writing or painting of the name or business of the Tenant or occupiers and if so required by the Landlord, but not otherwise, to remove and make good to the original prevailing condition, all alterations or additions made by the Tenant to and/or within those parts of the Demised Premises shown edged in blue on the plan annexed at the Sixth Schedule hereto including the making good of any damage caused to the Demised Premises by the removal of the Tenant’s fixtures, fittings, furniture and effects therein.

9

5.7.2	For the avoidance of doubt the Landlord and the Tenant agree to jointly inspect the Demised Premises prior to the Determination Date or prior to the expiration or sooner determination of the Term to ensure that the Demised Premises are returned to the original prevailing condition as per the photographic schedule of condition, agreed between the parties, attached to this lease at the Fifth Schedule BUT PROVIDED ALWAYS that notwithstanding the foregoing provisions, the Tenant shall not be obliged to remove its fit-out, fixtures and fittings to and/or within the area shown edged in green on the plan annexed at the Sixth Schedule hereto.

5.8	Rights of entry by Landlord and Management Company

To permit the Landlord and/or the Management Company with all necessary materials and appliances at all reasonable times upon reasonable prior notice (except in cases of emergency) to enter and remain upon the Demised Premises for any of the following purposes:-

5.8.1	to view and examine the state and condition of the Demised Premises and to take schedules or inventories of the Landlord's Fixtures;

5.8.2	to exercise any of the rights excepted and reserved by this Lease or of the covenants contained in this Lease;

5.8.3	for any other purpose connected with the interest of the Landlord or the Management Company in the Demised Premises or the Block, including but not limited to, valuing or disposing of any interest of the Landlord or the Management Company.

5.9	To Comply with Notices

Whenever the Landlord shall give written notice to the Tenant of any defects, wants of repair or breaches of covenant (other than covenants for payment of rents and other sums payable to the Landlord under this Lease), the Tenant shall within sixty (60) days of such notice, or sooner if requisite, make good and remedy the breach of covenant to the reasonable satisfaction of the Landlord and if the Tenant shall fail within twenty-one (21) days of such notice, or as soon as reasonably possible in the case of emergency, to commence and then diligently and expeditiously to continue to comply with such notice, the Landlord may enter the Demised Premises and carry out or cause to be carried out all or any of the works referred to in such notice and all reasonable and properly vouched costs and expenses thereby incurred shall be paid by the Tenant to the Landlord on demand, and in default of payment, shall be recoverable as rent in arrears.

10

5.10	Dangerous materials and use of machinery

5.10.1	Not to bring into the Block or keep in or on the Demised Premises any article or thing which is or might become dangerous, offensive, unduly combustible or inflammable, radio-active or explosive or which might unduly increase the risk of fire or explosion;

5.10.2	Not to keep or operate in the Demised Premises any machinery which shall be unduly noisy or cause vibration or which is likely to annoy or disturb the other tenants and occupiers of the Block or of the Park.

5.11	Overloading floors and services

5.11.1	Not to overload the floors of the Demised Premises or suspend any excessive weight from the roofs, ceilings, walls, stanchions or structure of the Block and not to overload the utilities and Conduits in or serving the Block and the Park;

5.11.2	Not to do anything which may subject the Demised Premises or the Block or any parts thereof to any strain beyond that which they are designed to bear with due margin for safety;

5.11.3	to observe the weight limits and capacity prescribed for all lifts in the Block.

5.12	Conduits

Not to discharge into any Conduits any oil or grease or any noxious or deleterious effluent or substance whatsoever which may cause an obstruction or might be or become a source of danger, or which might injure the Conduits or the drainage system of the Block or the Park.

5.13	Disposal of Refuse

Not to deposit in or on the Retained Parts or Common Areas any trade empties, rubbish or refuse of any kind, other than in proper receptacles, provided for the purpose or as may be designated by the Landlord and/or the Management Company and not to burn any rubbish or refuse on the Demised Premises.

5.14	Obstruction of Common Areas and Retained Parts

Not to do anything whereby the Common Areas or the Retained Parts or other areas over which the Tenant may have rights of access or use may be damaged, or the fair use thereof by others may be obstructed in any manner whatsoever

11

5.15	Prohibited users

5.15.1	Not to use the Demised Premises or any part thereof for any public or political meeting, public exhibition or public entertainment show or spectacle of any kind, nor for any dangerous, noisy, noxious or offensive trade, business or occupation whatsoever, nor for any illegal or immoral purpose, nor for residential or sleeping purposes but not so as to prevent the Lessee from time to time as the need arises to invite selected retailers and other parties to the Demised Premises for the purpose of performing training seminars and demonstrations of its products and such like activities at the Demised Premises and not so as to prevent the Lessee holding open days at the Demised Premises as may be required from time to time for such purposes;

5.15.2	Not to use the Demised Premises or any part thereof for gambling, betting, gaming or wagering, or as a betting office, or as a club, or for the sale of beer, wines and spirits, and not to play or use any musical instrument, record player, loud speaker or similar apparatus in such a manner as to be audible outside the Demised Premises, and not to hold any auction on the Demised Premises;

5.15.3	Not to place outside the Demised Premises, nor to expose from the windows of the Demised Premises, any articles, goods or things of any kind.

5.16	User

5.16.1	Not without the prior written consent of the Landlord (which consent shall not be unreasonably withheld) to use the Demised Premises or any part thereof except for the Permitted User PROVIDED NEVERTHELESS FIRSTLY THAT the Landlord shall be entitled to withhold such consent if the Landlord considers that:

(a)	The change of the user would substantially increase the rate of insurance in respect of the Demised Premises, the Park or nearby or adjoining Units unless the Tenant agrees to pay for any such increase in premium; or

(b)	The alternative user would not be in the interests of good estate management of the Park; or

(c)	If at the time of such application the Landlord is under any legal or contractual obligation which prohibits the Landlord and/or the Management Company from allowing the alternative user to be carried on in or on the Demised Premises.

12

(d)	The proposed new user being similar to a user or users already carried on in the Park and in the reasonable opinion of the Landlord it would be undesirable for the benefit of the Park to have another Unit or building in the Park being used for business already carried on therein or similar to a business already carried on in the Park; or

AND SECONDLY that the approval of the Local Authority to the change of user is first obtained (should same be necessary).

5.16.2	Not to leave the Demised Premises continuously unoccupied (other than for normal holiday periods) without notifying the Landlord and providing such caretaking or security arrangements as the Landlord shall reasonably require in order to protect the Demised Premises from vandalism, theft or unlawful occupation;

5.16.3	At all times to comply with all requirements of the relevant Local Authority in connection with the user of the Demised Premises for the purpose of the Tenant's business;

5.16.4	To provide the Landlord with the name, address and home telephone number of at least two authorised key holders for the time being of the Demised Premises and to notify the Landlord of any changes in the person(s) so authorised as keyholders of the Demised Premises;

5.17	Nuisance

Not to do anything in or about the Demised Premises or the Block which may be or become a nuisance, or which may cause damage, annoyance, inconvenience or disturbance to the Landlord or the other tenants in the Block or the owners, tenants or occupiers of the Park, or which may be injurious to the value, tone, amenity or character of the Block and/or the Park.

5.18	Alterations

5.18.1	Not to make any alterations or additions of any sort to any structural parts of the Demised Premises and not to make any alterations or additions to the Landlord's Fixtures and Fittings or to any of the Conduits;

5.18.2	Not to make any internal alterations or additions of a non-structural nature to the Demised Premises without obtaining the prior written consent of the Landlord, (such consent not to be unreasonably withheld or delayed);

5.18.3	The Landlord may, as a condition of giving any such consent, require the Tenant to enter into such covenants as the Landlord shall reasonably require, regarding the execution of any such works and the reinstatement of the Demised Premises at the end or sooner determination of the Term.

13

5.18.4	If any alterations or additions to or within the Demised Premises result in a variation of the reinstatement cost of the Demised Premises from the said cost prior to such alterations or additions;

5.18.4.1	Forthwith to give notice in writing to the Landlord of the variation in value so caused to enable the Landlord to alter the insurance cover in respect of the Demised Premises;

5.18.4.2	To pay or reimburse to the Landlord any shortfall of insurance cover caused by a failure to comply with the requirements in Sub-Clause 5.18.4.1;

5.18.4.3	Notice under Sub-Clause 5.18.4.1 notifying the variation of the reinstatement cost shall only be sufficient notice if it refers to the Sub-Clause in question and the Landlord shall not otherwise be deemed to have received such notice or to be responsible for varying the said insurance cover.

5.18.4.4	When executing any works pursuant to the provisions of this Clause 5.18, the Tenant shall comply with the Safety, Health and Welfare at Work (Construction) Regulations 1995 and shall supply the Landlord with a copy of any Health and Safety file required to be maintained by the Tenant under those regulations.

5.19	Signs and advertisements

Not without the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) to erect or display on the exterior of the Demised Premises or in the windows thereof so as to be visible from the exterior, any pole, flag, aerial, advertisement poster, notice or other sign or thing whatsoever, save that the Tenant may display on the entrance door to the Demised Premises a sign, in keeping with the existing signage, stating the Tenant's name and business or profession on obtaining the prior written consent of the Landlord to the size, style and the position thereof and the materials to be used (such consent not to be unreasonably withheld).

5.20	Alienation

Not to assign, transfer, mortgage, charge, underlet, or part with the possession or occupation of the Demised Premises or any part thereof or suffer any person to occupy the Demised Premises or any part thereof as a licensee BUT SO THAT NOTWITHSTANDING the foregoing the Landlord shall not unreasonably withhold its consent to an assignment of the entire or to an underletting of the entire of the Demised Premises to an assignee or underlessee of good and sufficient financial standing and otherwise reasonably acceptable to the Landlord subject always to the following provisions or such of them as may be appropriate, that is to say:-

14

5.20.1	The Tenant shall prior to any such alienation as aforesaid apply to the Landlord and give all reasonable information concerning the proposed transaction and concerning the proposed assignee, under-lessee or disponee as the Landlord may require, including without prejudice to the generality of the foregoing, in a case where the proposed assignee, under lessee or disponsee is a limited liability company audited accounts showing net profits of at least three times the rent payable for the three years immediately prior to the year in which the application for consent is made;

5.20.2	The Landlord's consent to any such alienation shall be in writing and shall be given in such manner as the Landlord shall decide and the Tenant shall pay the reasonable costs of the Landlord in connection with the furnishing of such consent;

5.20.3	In the case of an assignment to a limited liability company, it shall be deemed reasonable for the Landlord to require that two sureties of standing satisfactory to the Landlord shall join in such consent as aforesaid as sureties for such company in order jointly and severally to covenant with the Landlord in the manner described in and in accordance with such provisions as the Landlord may deem fit;

5.20.4	In the case of an under-lease the same shall be of the entire of the Demised Premises and shall be made without taking a fine or premium at the then full open market rent and the under-lessee shall, if required by the Landlord, enter into a direct covenant with the Landlord to perform and observe all the covenants (other than that for payment of the rents hereby reserved) and conditions herein contained and every such under-lease shall also be subject to the following conditions, that is to say that it shall contain:-

5.20.4.1	provisions for the review of the rent thereby reserved (which the Tenant hereby covenants to operate and enforce) at the open market rent corresponding both as to terms and dates and in all other respects (mutatis mutandis) with the rent review provisions contained in this Lease;

5.20.4.2	a covenant by the undertenant (which the Tenant hereby covenants to enforce) prohibiting the undertenant from doing or suffering any act or thing upon or in relation to the Demised Premises inconsistent with, or in breach of, the provisions of this Lease;

15

5.20.4.3	a condition for re-entry on breach of any covenant by the undertenant;

5.20.4.4	the same restrictions as to alienation, assignment, underletting, parting with or sharing the possession or occupation of the premises underlet;

5.20.4.5	Any sub-lease must be granted in such a manner as will not give rise to rights to a renewal of a tenancy or other rights or interests in the Demised Premises or any part thereof as provided for under Part II of the Landlord and Tenant (Amendment) Act 1980 and any under-lessee shall be required to provide a deed of renunciation of such rights on entering into the under lease.

5.20.5	To enforce at the Tenant's own expense the performance and observance by every such undertenant of the covenants, provisions and conditions of the under-lease and not, at any time, either expressly or by implication, to waive any breach of the same;

5.20.6	Not to agree any reviewed rent with the undertennant or any rent payable on any renewal thereof which is less than the open market rent without the prior written consent of the Landlord (such consent not to be unreasonably withheld) and to notify the Landlord of the reviewed rent agreed within 14 days of every rent review referred to in this Clause 5.20.6;

5.20.7	Not to vary the terms of any permitted under-lease without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

5.20.8	Notwithstanding anything contained in this Lease the Tenant shall be entitled (without requiring the consent of the Landlord) to share or sub-let the entire or part of the Demised Premises with any Group Company subject to the following:

5.20.8.1.	prior written notification being provided to the Landlord by the Tenant at least 14 days prior to occupation by any Group Company;

5.20.8.2	The Tenant procuring a Deed of Renunciation from the Group Company renouncing any entitlement the Group Company may have pursuant to the provisions of Section 17(1)(a) of the Landlord and Tenant (Amendment) Act 1980 (as amended by Section 4 of the Landlord and Tenant (Amendment) Act 1994 and further amended by Section 47 of the Civil Law (Miscellaneous Provisions) Act 2008.

16

5.20.8.3	The Tenant procures that any such Group Company also vacates the Demised Premises on the expiry or sooner determination of the Term unless the Landlord permits otherwise.

5.20.8.4	For the avoidance of doubt, an assignment of the Demised Premises or part thereof to a Group Company is expressly prohibited without the Landlords prior written consent such consent not to be unreasonably withheld or delayed.

5.21	Registration of dispositions

Within twenty-one (21) days of every alienation, assignment, transfer, assent, under-lease, assignment of under-lease, mortgage, charge (including lodgement of the relevant document or instrument as security) or any other disposition, whether mediate or immediate, of or relating to the Demised Premises or any part thereof, to produce to and leave with the Landlord or its solicitors a certified copy of the deed, instrument or other document evidencing or effecting such disposition and to pay to the Landlord's solicitors their reasonable legal costs and other expenses in connection with such alienation.

5.22	Disclosure of information

Upon making any application or request in connection with the Demised Premises or this Lease, to disclose to the Landlord such information as the Landlord may reasonably require and, whenever the Landlord shall reasonably request, to supply full particulars;

5.23.1	of all persons in actual occupation or possession of the Demised Premises and of the right in which they are in such occupation or possession, and

5.23.2	of all persons having an interest in the Demised Premises (other than in the reversion to the Term).

5.23	Landlord's costs

To pay and indemnify the Landlord against all reasonable and properly vouched costs, fees, charges, disbursements and expenses properly incurred by the Landlord, including, but not limited to, those payable to solicitors, counsel, architects, surveyors and sheriffs:

5.23.1	in relation to the preparation and service of a notice under Section 14 of the 1881 Act and of any proceedings under the 1881 Act and/or the 1860 Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under Section 14 of the 1881 Act has been complied with by the Tenant and notwithstanding that forfeiture has been avoided otherwise than by relief granted by the Court);

17

5.23.2	in relation to the preparation and service of all notices and schedules relating to wants of repair, whether served during or after the expiration of the Term (but relating in all cases only to such wants of repair that accrued not later than the expiration or sooner determination of the Term);

5.23.3	in connection with the recovery or attempted recovery of arrears of the Rent or other sums due from the Tenant, or in procuring the remedying of the breach of any covenant by the Tenant;

5.23.4	in relation to any application for consent required or made necessary by this Lease whether or not the same is granted (except in cases where the Landlord is obliged not to unreasonably withhold its consent and the withholding of its consent is held to be unreasonable), or whether or not the application has been withdrawn;

5.23.5	In relation to any application made by the Landlord at the request of the Tenant and whether or not such application is accepted, refused or withdrawn.

5.24	Statutory requirements

5.24.1	At the Tenant's own expense, to comply in all respects with the provisions of all Acts, Statutory Instruments, Bye Laws and other regulations now in force or which may hereafter be in force and any other obligations imposed by law relating to the Demised Premises or the user thereof since the date of the Lease;

5.24.2	To execute all works and provide and maintain all arrangements upon or in respect of the Demised Premises or the user thereof since the date of the Lease, which are directed or required (whether of the Landlord, Tenant or occupier) by any statute now in force or which may hereafter be in force or by any government department, local or other competent authority or duly authorised officer or court of competent jurisdiction acting under or in pursuance of any statute and to indemnify and keep the Landlord indemnified against all costs, charges, fees and expenses of or incidental to the execution of any works or the provision or maintenance of any arrangements so directed or required;

5.24.3	Not to do in or near the Demised Premises, any act or thing by reason of which the Landlord may, under any statute, incur or have imposed upon it or become liable to pay any penalty, damages, compensation, costs, charges or expenses.

18

5.25	Planning Acts, Building Control Act and Public Health Acts

5.25.1	Not to do or omit to do anything on or in connection with the Demised Premises the doing or omission of which shall be a contravention of the Planning Acts or of any notices, orders, licences, consents, permissions and conditions (if any) served, made, granted or imposed thereunder and to indemnify (as well after the expiration of the Term by effluxion of time or otherwise as during its continuance) and keep indemnified the Landlord against all actions, proceedings, damages, penalties, costs, charges, claims and demands in respect of such acts and omissions or any of them and against the costs of any application for planning permission, commencement notices, fire safety certificates and the works and things done in pursuance thereof;

5.25.2	In the event of the Landlord giving written consent to any of the matters in respect of which the Landlord's consent shall be required under the provisions of this Lease or otherwise and in the event of permission or approval from any local authority under the Planning Acts or the Building Control Act or the Public Health Acts being necessary for any addition, alteration or change in or to the Demised Premises or for the change of user thereof, to apply, at the cost of the Tenant, to the relevant local authority for all approvals, certificates, consents and permissions which may be required in connection therewith and to give notice to the Landlord of the granting or refusal (as the case may be) together with copies of all such approvals, certificates, consents and permissions forthwith on the receipt thereof and to comply with all conditions, regulations, bye laws and other matters prescribed by any competent authority either generally or specifically in respect thereof and to carry out such works at the Tenant's own expense in a good and workmanlike manner to the satisfaction of the Landlord, acting reasonably;

5.25.3	To give notice forthwith to the Landlord of any notice, order or proposal for a notice or order served on the Tenant under the Planning Acts or the Building Control Act or the Public Health Acts and if so required by the Landlord to produce the same and at the request of the Landlord but at the cost of the Tenant, to make or join in making such objections or representations in respect of any proposal as the Landlord may require;

5.25.4	To comply at its own cost with any notice or order served on the Tenant under the provisions of the Planning Acts or the Building Control Act or the Public Health Acts;

5.25.5	Not to implement any planning permission before it and any necessary fire safety certificates have been produced to and approved in writing by the Landlord (such approval not to be unreasonably withheld) PROVIDED THAT the Landlord may refuse to approve such planning permission or fire safety certificate on the grounds that any condition contained in it or anything omitted from it or the period referred to in it would, in the reasonable opinion of the Landlord, be or be likely to be, prejudicial to the Landlord's interest in the Demised Premises.

19

5.25.6	To produce to the Landlord within five days of demand all plans, documents and other evidence as the Landlord may reasonably require in order to satisfy itself that all of the provisions in this covenant have been complied with.

5.26	Statutory notices

Within fourteen (14) days of receipt of the same (or sooner if requisite having regard to the requirements of the notice or order in question or the time limits stated therein) to produce to the Landlord a true copy and any further particulars required by the Landlord of any notice or order or proposal for the same given to the Tenant and relevant to the Demised Premises or the occupier thereof by any government department or local or public or statutory authority, and, without delay, to take all necessary steps to comply with the notice or order in so far as the same is the responsibility of the Tenant, and, at the request of the Landlord but at the cost of the Tenant, to make or join with the Landlord in making such objection or representation against or in respect of any such notice, order or proposal as the Landlord shall deem expedient.

5.27	Fire and safety precautions and equipment

5.27.1	To comply with the requirements and recommendations (whether notified or directed to the Landlord and/or the Management Company and then to the Tenant or directly to the Tenant) of the appropriate local authority, the insurers of the Block, the Retained Parts or the Common Areas and the Landlord and/or the Management Company in relation to fire and safety precautions affecting the Demised Premises, the Block and/or the Park;

5.27.2	Not to obstruct the access to or means of working any fire fighting, extinguishing and other safety appliances for the time being installed in the Demised Premises, the Block or in the Park or the means of escape from the Demised Premises, the Block or the Park in case of fire or other emergency.

5.28	Electro-Magnetic Compatibility

To ensure that all electrical and electronic equipment located placed or installed in the Demised Premises is, insofar as it is reasonably practicable and foreseeable to do so, located, placed or installed and kept and maintained in such place and in such manner as to avoid or minimize electromagnetic interference, including malfunction in its own or in other electrical and electronic equipment in the Block or the Park, including in particular (but without prejudice to the generality of the foregoing), data transmission systems;

20

5.29	Encroachments and easements

Not to stop up, darken or obstruct any of the windows or lights belonging to the Demised Premises and not to permit any new window, light, opening, doorway, passage, Conduit or other encroachment or easement to be made or acquired into, upon or over the Demised Premises or any part thereof, and in case any person shall attempt to make or acquire any encroachment or easement whatsoever, to give written notice thereof to the Landlord immediately the same shall come to the notice of the Tenant, and, at the request of the Landlord but at the cost of the Tenant, to adopt such means as may be reasonably required by the Landlord for preventing any such encroachment or the acquisition of any such easement.

5.30	Reletting notices

To permit the Landlord at all reasonable times during the last six (6) months of the Term to enter upon the Demised Premises and affix and retain without interference upon any suitable parts of the Demised Premises or the exterior thereof (but not so as to materially affect the access of light and air to the Demised Premises) notices for reletting the same and not to remove or obscure the said notices and to permit all persons with the written authority of the Landlord to view the Demised Premises at all reasonable hours in the daytime, upon prior notice having been given.

5.31	Tenant’s Effects

5.31.1	The Tenant irrevocably appoints the Landlord to be the Tenant’s agent to store or dispose of any effects left by the Tenant on the Demised Premises for more than seven days after the expiry or sooner determination of the Term subject to any condition which the Landlord thinks fit and without the Landlord being liable to the Tenant save to account for the net proceeds of sale less the costs of storage (if any) and any other expenses reasonably incurred by the Landlord.

5.31.2	Any goods or other effects left at the Demised Premises on or after the expiry or sooner determination of the Term shall be subject to a lien in favour of the Landlord in respect of any liability of the Tenant to the Landlord pursuant to or arising out of this Lease and the Landlord shall have power to sell or otherwise dispose of all such goods and effects on whatever terms the Landlord shall think fit and to apply the net proceeds of such sale or disposal towards satisfaction of such liability.

21

5.32	Indemnity

5.32.1	To keep the Landlord and the Management Company fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising in any way directly or indirectly out of any act, omission or negligence of the Tenant or any persons in on or about the Demised Premises expressly or impliedly with the Tenant's authority or the user of the Demised Premises or any breach of the Tenant's covenants or the conditions or other provisions contained in this Lease;

5.32.2	To effect and keep in force during the Term such public liability, employer's liability, equipment insurance and other policies of insurance (to the extent that such insurance cover is available) as may be necessary to cover the Tenant against any claim arising under this covenant AND whenever required to do so by the Landlord and/or the Management Company to produce to the relevant party the said policy or policies together with satisfactory evidence that the same is/are valid and subsisting and that all premiums due thereon have been paid.

5.33	Landlord's Regulations

To comply with all reasonable regulations made by the Landlord and the Management Company from time to time and notified to the Tenant in writing for the general management and security of the Block and any other areas used or to be used in common with others.

5.34	Stamp Duty and Value Added Tax

5.34.1	To pay to the Landlord the stamp duty payable on this Lease and the counterpart thereof and to pay and indemnify the Landlord against any Value Added Tax payable on the delivery hereof or on the rents reserved herein.

5.34.2	The Landlord notifies and confirms to the Tenant that the Landlord is hereby exercising the Landlord’s option to apply VAT to the Rent and other consideration payable in respect of this lease pursuant to section 97(1) of the VAT Act and that VAT is chargeable on the Rent and such other sums payable by the Tenant reserved by this lease subject to the production of a valid VAT invoice in advance.

6.	LANDLORD’S COVENANTS

THE LANDLORD COVENANTS with the Tenant as follows:-

6.1	Quiet Enjoyment

That the Tenant paying the Rent for the Demised Premises, the contribution to the insurance premium, Service Charge and all payments required to be made hereunder and observing and performing the several covenants and stipulations herein on its part contained shall and may peaceably hold and enjoy the Demised Premises without any interruption by the Landlord or any person rightly claiming under or in trust for the Landlord.

22

6.2	Insurance

(a)	Subject to the necessary insurance cover being obtainable a reputable insurance company, to effect insurance in a sum not less than the full reinstatement cost (to be determined from time to time by the Landlord acting reasonably) of the Block against loss or damage by the Insured Risks and the following;

i.	Architects, Surveyors, Consultants and other professional fees (including Value Added Tax thereon).

ii.	the costs of shoring up, demolishing, site clearing and similar expenses;

iii.	all stamp duty and other taxes or duties exigible on any building or like contract as may be entered into and all other incidental expenses relative to the reconstruction, reinstatement or repair of the Demised Premises;

iv.	such provision for inflation as the Landlord in its reasonable discretion shall deem appropriate;

v.	the loss of rent and the Service Charge, from time to time payable, or reasonably estimated to be payable under this Lease (taking account of any review of the rent which may become due under this Lease) following loss or damage to the Demised Premises by the Insured Risks, for three (3) years or such longer period as the Landlord may, from time to time, reasonably deem to be necessary to insure against;

vi.	property owners, public, employer’s and other liability of the Landlord arising out of or in relation to the Demised Premises; and

vii.	such other insurances as the Landlord may, in its reasonable discretion from time to time, deem necessary to effect.

(b)	To produce to the Tenant on demand the policy or policies of such insurance and the receipt for the current premiums.

23

(c)

In case the Block or any part thereof shall be destroyed or damaged by any of the Insured Risks and insurance cover against such perils has been obtained as aforesaid and unless payment of the insurance monies shall be refused in whole or in part by reason of any act, neglect or default of the Tenant or any under-tenant or any person under its control (and subject to the previous compliance by the Tenant with the provisions of Clause 5 hereof) the Landlord shall take such steps as may be requisite and proper to obtain any necessary planning permission, building licences and permits under any regulations or enactment for the time being in force to enable the Landlord to rebuild and reinstate same and will, as soon as such planning permission, building licences and permits have been obtained and as soon as is reasonably practicable to, and subject to the necessary labour and materials being and remaining available (in respect of which the Landlord shall use reasonable endeavours to obtain), lay out the proceeds of such insurance to rebuild, reinstate, replace and make good the same substantially as the same were prior to any such destruction or damage (but not so as to provide accommodation identical in layout and manner or method of construction if it would not be reasonably practical to do so) provided that the Landlord shall not be liable to rebuild or reinstate any part of the Block of which the Demised Premises forms part in respect of which the Landlord is unable (having used all reasonable endeavours) to obtain planning permission, permits and consents necessary to execute such rebuilding and reinstating and in any such case the Landlord shall then be entitled to retain all insurance monies received by the Landlord for its own use and benefit absolutely and the Tenant agrees to surrender this Lease.

(d)	If after the commencement of the Term, the Block of which the Demised Premises forms part or any part thereof or any Part of the Park giving access thereto (thus making the Demised Premises inaccessible) shall be destroyed or damaged by any of the Insured Risks or it shall be impossible as a consequence of this to access the Demised Premises so as to render the Demised Premises unfit for occupation or use and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of the policy monies refused in whole or in part in consequence of any act or default of the Tenant under the terms hereof the Initial Rent and Service Charge hereby reserved or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended until the Demised Premises shall have again been rendered fit for occupation or use by the Tenant or until the expiration of three (3) years from the date of damage or destruction whichever is the earlier.

PROVIDED THAT if any question shall arise as to whether the Block or any part thereof (including the Demised Premises) or any necessary means of access thereto shall have been destroyed or damaged by or by any of the Insured Risks so as to interfere with the beneficial occupation thereof or what proportion of the Rent or Service Charge ought to be suspended on account thereof such question shall be referred to an independent surveyor to be nominated by agreement of the Landlord and Tenant and the surveyor’s decision shall be final and binding on the parties hereto. The fees and expenses of the surveyor shall be borne equally by the Tenant and the Landlord.

24

AND FURTHER PROVIDED THAT if the Block and/or the Demised Premises is not reinstated after three years following its destruction then either the Landlord or the Tenant shall then be entitled to terminate this Lease by written notice given to the other but without prejudice to any claims by either party against the other in respect of any antecedent breach of covenant.

(e)	To use all reasonable endeavours to:

i.	procure (and keep in full force and effect during the Term) a waiver by the Landlord’s insurers of all rights and subrogation as against the Tenant, its servants, agents or invitees or a note of the Tenant’s interest on the Landlord’s insurance policy, whichever is available;

and

ii.	to ensure that the Landlord’s insurance policy contains a non-invalidation clause and to notify the Tenant of all material changes in such insurance from time to time during the term of the Lease.

6.3	Services

To use all reasonable endeavours to provide the services as set out in Part I and III of the Third Schedule in an efficient and cost effective manner and in accordance with the principles of good estate management.

7.	LANDLORD, AND/OR MANAGEMENT COMPANY COVENANTS

THE LANDLORD (until the transfer of the Common Areas) AND THE MANAGEMENT COMPANY (pursuant to the Management Company Agreement and from the time when the Common Areas and the Retained Parts have been transferred to the Management Company) HEREBY COVENANTS with the Tenant to use all reasonable endeavours to provide the services as set out in Part I and Part III of the Third Schedule in an efficient and cost effective manner and in accordance with the principles of good estate management.

8.	GUARANTOR’S COVENANTS

The Guarantor HEREBY COVENANTS with the Landlord, as a primary obligation, as follows:-

8.1	Covenant and Indemnity

That the Tenant or the Guarantor shall at all times during the Term of the Guarantee duly perform and observe all the covenants on the part of the Tenant contained in the Lease, including payment of the Rent and all other sums payable under this Lease in the manner and at the times herein specified and all sums which may be due to the Landlord for the mesne rates or as payment for the use and occupation of the Demised Premises and the Guarantor hereby indemnifies the Landlord against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly or indirectly out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rent and other sums arising before or after the expiration or termination of the Lease.

25

8.2	Joint and several liability

That the Guarantor is jointly and severally liable with the Tenant during the Term (whether before or after any disclaimer by a liquidator of the Tenant) for the fulfilment of all the obligations of the Tenant under this Lease and agrees that the Landlord, in the enforcement of its rights hereunder, may proceed during the Term of the Guarantee against the Guarantor as if the Guarantor was named as Tenant in this Lease.

8.3	Waiver

That the Guarantor hereby waives any right to require the Landlord to proceed against the Tenant during the Term or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor during the Term.

8.4	Postponement of claims

That during the Term of the Guarantee the Guarantor will not claim in any liquidation, bankruptcy, composition or arrangement of the Tenant in competition with the Landlord and will remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator of the Tenant and will hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Tenant whilst any liabilities of the Tenant or the Guarantor to the Landlord remain outstanding.

8.5	Postponement of participation

That the Guarantor is not entitled, during the Term of the Guarantee, to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all obligations of the Tenant or the Guarantor to the Landlord during the Term under this Lease have been performed or discharged.

8.6	Release

That none of the following, or any combination thereof, releases, determines, discharges or in any way lessens or affects the liability of the Guarantor as principal debtor under this Lease or otherwise prejudices or affects the right of the Landlord to recover from the Guarantor to the full extent of this guarantee during the Term:-

26

8.6.1	any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of any part of the Rent or the other amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease;

8.6.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under section 14 of the Conveyancing Act, 1881 have been entitled) to re-enter the Demised Premises;

8.6.3	any extension of time given by the Landlord to the Tenant;

8.6.4	any variation of the terms of this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord’s reversion

8.6.5	any change of the constitution, structure or powers of either the Tenant, the Guarantor or the Landlord or the liquidation or bankruptcy (as the case may be) of either the Tenant of the Guarantor;

8.6.6	any legal limitation, or any immunity, disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant;

8.6.7	any other act, omission, matter or thing whatsoever whereby, but for this provision, the Guarantor would be exonerated either wholly or in part (other than a release under seal given by the Landlord) and other than as provided for at sub clause 8.10.

8.6.8	Disclaimer or Forfeiture

That if a liquidator or Official Assignee shall disclaim or surrender this Lease or this Lease shall be forfeited or the Tenant shall cease to exist during the Term THEN the Guarantor shall during the Term, if the Landlord by notice in writing given to the Guarantor within six months after such disclaimer, or other event so requires, accept from and execute and deliver to the Landlord a new lease of the Demised Premises subject to and with the benefit of this Lease (if same shall still be deemed to be extant at such time) for a term commencing on the date of this disclaimer or other event and continuing for the residue then remaining unexpired of the Term, such new lease to be at the reasonable cost of the Guarantor and to be at the same rents and subject to the same covenants, conditions and provisions as are contained in this Lease;

27

8.7	If the Landlord does not require the Guarantor to take a new lease, the Guarantor shall nevertheless upon demand pay to the Landlord a sum equal to the Rent and other sums that would have been payable under this Lease during the Term but for the disclaimer, forfeiture or other event in respect of the period from and including the date of such disclaimer, forfeiture or other event until the expiration of twelve months therefrom or until the Landlord has granted a lease of the Demised Premises to a third party (whichever shall first occur).

8.8	Benefit of Guarantee

This guarantee enures for the benefit of the successors and assigns of the Landlord under this Lease during the Term without the necessity for any assignment thereof.

8.9	Jurisdiction

That the Guarantor will submit to the jurisdiction of the Irish Courts in relation to any proceedings taken against the Guarantor or in relation to any new lease granted as aforesaid.

8.10	Lapse of Guarantee

That this guarantee shall automatically lapse and have no further force or effect upon the assignment of this Lease by the Tenant provided the prior consent of the Landlord has been obtained to such assignment and, if required by the Landlord, the Guarantor is replaced by a suitable alternative Guarantor

9.	TENANTS BREAK OPTION

9.1	If the Tenant desires to determine the Term at the expiration of the last day of the fifth (5th) year of the Term (“the Determination Date”) and gives to the Landlord not less than twelve (12) month’s prior notice in writing of its intention to so do, such notice to be accompanied by a bank draft payable to the Landlord for a sum equivalent to three (3) month’s rent and subject to compliance with the following conditions, it shall be entitled to do so;

9.1.1	it discharging the Rent and all and any other sums due under this Lease duly apportioned up to the Determination Date.

9.1.2	upon the Tenant being in compliance with the material covenants on the Tenant’s part and the conditions herein contained up to the Determination Date.

9.1.3	the Tenant discharges, on or prior to the Determination Date, all VAT (if any) arising as a result of the termination of this Lease which the Tenant is the responsible party for in accordance with the VAT Act;

28

9.1.4	the Tenant delivers up to the Landlord on or before the Determination Date the Demised Premises with vacant possession of the entire thereof;

9.1.5	the Tenant furnishes to the Landlord, on or prior to the Determination Date, evidence of payment of rates payable in respect of the Demised Premises up to the Determination Date;

9.1.6	the Tenant furnishes to the Landlord, on or prior to the Determination Date, the original of this Lease, a duly executed and stamped deed of surrender of this Lease in favour of the Landlord, a duly executed release of any mortgage, charge or encumbrance thereover, evidence of termination of any sub-leases of the Demised Premises, and the originals of any material documents relating to this Lease furnished by the Landlord to the Tenant on the execution of this Lease.

9.2	The Term shall cease on the Determination Date, but without prejudice to the remedies of either the Landlord or the Tenant against the other in respect of any antecedent breach of any of the covenants or conditions contained in this Lease.

9.3	Time shall be of the essence in the performance of the Tenant’s obligations under this Clause.

9.4	For the avoidance of doubt, the break option provided for in this Clause 9 is for the sole benefit of Flamel Ireland Limited and shall not be for the benefit of its successors in title or assigns.

10.	AND IT IS HEREBY AGREED BETWEEN THE LANDLORD, THE MANAGEMENT COMPANY AND THE TENANT as follows:

10.1	Warranty

Nothing herein contained shall be deemed to constitute any warranty by the Landlord that the Demised Premises or any part thereof are authorised under the Planning Acts or otherwise for use for any specific purpose.

10.2	Notice

Any notice under this Lease to be served on any party to the Lease shall, in the case of the Tenant, be in writing addressed to its registered office, and in the case of the Landlord be in writing to the Landlord’s address listed above, and in the case of the Guarantor be in writing to its registered office of the Tenant any such notice sent by post must be sent under registered cover and shall be deemed to have been served at the expiration of forty eight hours after the time of posting. In proving personal service it shall be sufficient to prove that the envelope containing the notice was duly addressed to the party to be served in accordance with this clause and left at or posted to the place at which it was so addressed.

29

10.3	Provisions For Dealing With Disputes

Save as otherwise herein provided for any dispute or difference arising between the Tenant and other tenants or occupiers of the Block relating to any easement, quasi-easement, right, privilege or conduit in connection with the Demised Premises or the Block shall be fairly and reasonably determined by the Landlord or the Management Company, as the case may be provided always that any easements rights and privileges granted to the Tenant under this Lease shall not be interfered with.

10.4	Forfeiture

Without prejudice to any other remedy or power herein contained or available to the Landlord

(a)	if the Rent hereby reserved or any part thereof or any other payment hereby reserved shall be unpaid for twenty one (21) days after they become payable (whether formally demanded or not); or

(b)	if any covenant on the Tenant's part herein contained shall not in a material way be performed or observed; or

(c)	if the Tenant or the Guarantor (being a company) shall enter into liquidation whether compulsory or voluntary (save for the purpose of reconstruction or amalgamation without insolvency) or (not being a company) shall become bankrupt or shall call a meeting of or enter into any composition with creditors or suffer any distress or execution to be levied on the goods of the Tenant then and in any such case it shall be lawful to re-enter upon the Demised Premises or any part thereof in the name of the whole and thereupon this demise shall absolutely determine but without prejudice to any claim by either the Landlord or the Tenant in respect of any antecedent breach by the other of any covenant or provision herein contained.

10.5	Governing Law

This Lease, together with all schedules, covenants and conditions contained herein shall be construed and enforced in accordance with the laws of the Republic of Ireland and the parties hereto submit to the exclusive jurisdiction of the Irish Courts.

Name and address for service of proceedings on the Tenant, the Guarantor and the Landlord:

1.	Tenant: Flamel Ireland Limited, Arthur Cox Building, Earlsfort Terrace, Dublin 2.

2.	Landlord: Channor Limited, Block 10, Unit 3 Blanchardstown Corporate Park, Blanchardstown, Dublin 15.

3.	Guarantor: Flamel Technologies, S.A., 33 avenue du Dr. Georges Levy, 69200 Vénissieux, France

30

10.6	Failure By Landlord or Management Company To Provide Services

The Landlord or the Management Company shall not be liable to the Tenant in respect of any failure by either of them to perform any of the Common Areas Services or the Retained Parts Services referred to in this Lease, whether express or implied, unless and until the Tenant has notified the relevant party of such failure and either the Landlord or the Management Company (as the case may be) has failed within a reasonable time to remedy the same and then in such case either the Landlord or the Management Company (as the case may be) shall (subject to the provisions of Clause 9.7 below) be liable to compensate the Tenant only for actual (but not consequential) loss or damage sustained by the Tenant after such reasonable time has elapsed.

10.7	Exclusion Of Landlord’s and the Management Company’s Liability

The Landlord or the Management Company shall not, in any circumstances, incur any liability for any failure or interruption in any of the services provided by either party or for any inconvenience or injury to person or property arising from such failure or interruption due to mechanical breakdown, failure or malfunction, overhauling, maintenance, repair or replacement, strikes, labour disputes shortages of labour or materials, inclement weather or any cause or circumstance beyond the reasonable control of the Landlord or the Management Company but the Landlord or the Management Company shall use their reasonable endeavours to cause the service in question to be reinstated without delay.

10.8	Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord, except any such statement or representation that is expressly set out in this Lease.

10.9	No Implied Easements

Nothing herein contained shall implicitly confer upon or grant to the Tenant any easements rights or privileges other than those expressly granted by this Lease.

10.10	Covenants Relating To The Units

Nothing contained in or implied by this Lease shall give to the Tenant the benefit of or the right to enforce or to prevent the release or modification of any covenant, agreement or condition entered into by any tenant of the Landlord in respect of the other Lettable Areas within the Block or the Units.

31

10.11	Effect Of Waiver

Each of the Tenant's covenants shall remain in full force both at law and in equity notwithstanding that the Landlord shall have waived or released temporarily any such covenant, or waived or released temporarily or permanently, revocably or irrevocably a similar covenant or similar covenants affecting other property belonging to the Landlord.

IT IS HEREBY FURTHER CERTIFIED for the purposes of Section 29 of the Companies Act 1990 that the Landlord and the Tenant are not bodies corporate connected with one another in a manner which would require this transaction to be ratified by Resolution of either of them.

AND THE LANDLORD HEREBY ASSENTS to the registration of the within Lease as a burden on Folio 113065F of the Register County Dublin.

IN WITNESS whereof the parties hereto have caused their Common Seal to be affixed and/or have set their hands and affixed their seals as appropriate the day and year first herein written.

32

FIRST SCHEDULE

The Demised Premises

ALL THAT AND THOSE the premises comprising the property known as the Second Floor, Block 10 Unit 1, Blanchardstown Corporate Park 1, Blanchardstown, Dublin 15 being part of the premises more particularly delineated and outlined in red on Plan “1” annexed hereto, being part of the property comprised in Folio 113065F of the Register of County Dublin.

The Demised Premises shall include:-

1.	The floor and ceiling finishes but not any other part of the floor slabs and ceiling slabs that bound the Demised Premises;

2.	The inner half served medially of the internal non-loadbearing walls that divide the Demised Premises from any other premises;

3.	The interior plaster and decorative finishes of all walls bounding the Demised Premises;

4.	The doors and windows and doors and window frames of the Demised Premises;

5.	All additions and improvements to the Demised Premises carried out by the Tenant and the Landlord where so required by this Lease;

6.	All the Landlord’s Fixtures and Fittings and fixtures of any kind that are from time to time in or on the Demised Premises whether originally fixed or fastened to or on the Demised Premises or otherwise, except any fixtures installed by the Tenant that can be removed from the Demised Premises without defacing or causing damage to same;

7.	The Conduits and plant in, upon, under or over and exclusively serving the Demised Premises;

together with the exclusive right to use twelve (12) car park spaces identified and coloured yellow on Plan “2” annexed hereto but with the right of the Landlord and/or Management Company to re-locate the said twelve (12) car parking spaces at any time in the Park provided always that the Landlord will give the Tenant at least two weeks advance notice of such re-location and the substituted spaces are no more than 300 metres from the Demised Premises.

33

SECOND SCHEDULE

Part I

The following rights are granted for the benefit of the Demised Premises;

i.	Full right and liberty for the Tenant, its servants, agents and invitees at all times by day or by night, with or without vehicles to go, pass or repass over and along the Common Areas for the purpose of gaining access to and egress from the Demised Premises from and to the public roadway abutting the Park.

ii.	Full right and liberty for Tenant its servants, agents and invitees at all times by day or by night to go pass and repass on through over such parts of the Retained Parts as is necessary to gain access to and from the Demised Premises and for the purpose of loading or unloading goods and for the purpose of access to and egress from and for the purpose of repair and maintenance of any plant or equipment exclusively serving the Demised Premises.

iii.	The free and uninterrupted passage and running of the Utilities to and from the Demised Premises through the Conduits which are now, or may at any time during the Term be, in, on, under or passing through or over the Reserved Property.

iv.	The rights of support and protection for the benefit of the Demised Premises as is now enjoyed from all other parts of the Block.

Part II

Easements Rights and Privileges

Excepted and Reserved out and over the Demised Premises

The following rights and easements are excepted and reserved out of the Demised Premises to the Landlord and tenants and occupiers of the Reserved Property, the Management Company and all other persons authorised by the Landlord or the Management Company or having the like rights and easements:-

1.	The free and uninterrupted passage and running of the Utilities through the Conduits which are now, or may at any time during the Term be in, on, under, or passing through or over the Demised Premises.

2.	The right at all reasonable times upon giving not less than 48 hours prior written notice, except in cases of emergency, to enter the Demised Premises in order to:-

2.1	inspect, cleanse, maintain, repair, connect, remove, lay, renew, relay, replace with others, alter or execute any works whatsoever to or in connection with the Conduits and any other Services;

34

2.2	execute repairs, decorations, alterations and any other works and to make installations to the Demised Premises or, the Retained Parts or to do anything whatsoever which the Landlord may or must do under this Lease.

2.3	see that no unauthorised erections, additions or alteration have been made and that authorised erections, additions and alterations are being carried out in accordance with any consent given herein and any permission or approval granted by the Local Authority.

PROVIDED THAT the Landlord or the person exercising the foregoing rights shall cause as little inconvenience as possible to the Demised Premises and shall make good, without delay, any damage thereby caused to the Demised Premises and the Tenants fixtures and fittings situated therein.

3.	The right to erect scaffolding for the purpose of repairing or cleaning the Retained Parts and any building now or hereafter erected on the Reserved Property or in connection with the exercise of any of the rights mentioned in this Schedule notwithstanding that such scaffolding may temporarily interfere with the proper access to or the enjoyment and use of the Demised Premises provided that any damage thereby occasioned shall be made good by the Landlord without delay;

4.	The right to erect and maintain signs on the Demised Premises and on the Retained Parts and any premises abutting the same advertising the sale or letting of any part of the Demised Premises for the purpose of planning or other application in respect of the Demised Premises provided that the said signage indicates that the Tenant's occupation is not affected.

5.	The rights of light, air, support, protection and shelter and all other easements and rights now or hereafter belonging to or enjoyed by other parts of the Block or the adjoining building.

6.	Full right and liberty at any time hereafter to erect any new buildings of any height on the Reserved Property in such a manner as the Landlord or the person exercising the right shall think fit notwithstanding the fact that the same may interfere with the passage of light and air to the Demised Premises but not so that the Tenant’s use and occupation of the Demised Premises is otherwise affected;

7.	The right to enter the Demised Premises (in times of emergency or during fire-drills) for the purpose of obtaining access to, or using, any of the fire escapes or routes of escape in the Block whether or not in existence at the date hereof.

8.	Full right and liberty at any time to erect build alter extend or redevelop any part of the Park (save for the Block or any part thereof) or any adjoining or adjacent property of the Landlord or the Management Company in such manner as the Landlord or the Management Company may think fit provided there is no material interference with the access of light or air for the time being enjoyed by the Demised Premises or any part thereof and the right of the Landlord or the Management Company to vary or permit the variation of the present or any future scheme, layout or use of the Park including the right to alter the lay-out or extent of the Common Areas and notwithstanding that any such erection, building, alteration, addition or extension or redevelopment may temporarily interfere in a non material manner with the occupation, use, amenity or enjoyment of the Demised Premises subject to any damage thereby occasioned being made good by the Landlord with all convenient speed.

35

THIRD SCHEDULE

PART I

Maintenance and Services to be provided by the Landlord and/or Management Company in respect of the Common Areas.

1.	Repair and Cleaning

As often as may be required to cleanse, repair, renew, maintain and decorate the whole of the Common Areas including the Conduits and the accommodation necessary to house equipment and personnel used for the maintenance, operating and functioning of the Park and all advertising panels and information panels but excluding plant, machinery, apparatus and equipment exclusively serving the Demised Premises or any other Unit in the Park.

2.	Repair - Equipment

As often as shall be necessary to maintain, cleanse, repair and renew all electrical, mechanical and other plant equipment, chattels, features, fixtures and fittings or ornament or utility in use in the Common Areas for common benefit, cleaning equipment and the direction and other signs and any fencing or boundary walls in or surrounding the Common Areas.

3.	Operate, maintain and renew

To operate, maintain and renew:-

3.1	Fire mains, hydrants and other requisite fire fighting equipment (if any) in relation to the Common Areas.

3.2	Electric services and power installations to the curtilage of the Demised Premises and lighting to all the Common Areas and a sprinkler system (if any) to serve the Common Areas.

3.3	Rainwater outlets and all drainage (save to the extent that the Tenant may be liable therefore under the provisions of the within Lease).

3.4	The insurance (including public liability and employers liability insurance) of the Common Areas (including demolition and site clearance) and of all necessary equipment, plant and machinery of every kind presently or in the future situate thereon against such risks as the Landlord at its sole discretion shall consider necessary.

3.5	Emergency lighting in the Common Areas

3.6	Alarm Systems (if any)

3.7	Television aerials, car park control equipment and neon signs.

36

4.	Personnel

From time to time to provide such agent or agents and/or management personnel for the management of the Park as are necessary and shall pay such agents fees.

5.	Rates

To provide for the cost of rates (if any) charged on the Common Areas and any special costs which may be charged by the Local Authority on the Park as a whole.

6.	Office Accommodation - Personnel and Equipment

To provide the cost of appropriate accommodation for security staff and personnel (which accommodation will specifically exclude residential accommodation) and the cost of equipment and plant used in providing management and services for the Park and the cost of providing, repairing, renewing and maintaining office accommodation situate in or near the Park and car parking used solely for the purposes of the Park and occupied by the Management Company, its servants or agents.

7.	Payment – Personnel

From time to time provide and discharge the costs of wages, pensions, uniforms and insurance for such manager, porter, attendant, security, maintenance, cleaning and other staff (excluding the staff of any tenants in the Park) serving the Park.

8.	Benefits - Personnel

To discharge such periodic payments in respect of national health, social welfare, industrial training levies, redundancy and similar or ancillary payments required by statute to be made by the Management Company in respect of all persons from time to time employed by it for purposes connected with the Park.

9.	Professional Fees

From time to time to provide for the auditor’s and any surveyor’s fees and on all services provided hereunder.

10.	Reserve Fund

The Management Company shall if it is deemed reasonable and prudent to do so, provide for such sinking or reserve fund as the Management Company shall deem fit for the replacement and the renewal of the mechanical, electrical or other equipment in the Park and the Management Company shall have power:

10.1	annually or at such other intervals as the Management Company may determine review the cost or prospective cost of such replacements and renewals with a view to allowing for all such additional or further costs and expenditures as may be attributable to the differential in the value of money or inflationary or other like trends and changing technology as between one date and another, and

37

10.2	to allow for all such amounts as may be determined on review in computing the contribution from time to time to the sinking or reserve fund provided however that this clause shall not impose upon the Management Company any obligations to provide for or continue to provide for, if already established, such sinking or reserve fund.

PROVIDED ALWAYS that such sinking or reserve fund shall be placed in a separate account and shall be held as trustee by the Management Company for the benefit of the tenants of the Park.

11.	Common Areas and the Park

To provide for the cost and expense of repairing, maintaining, renewing and rebuilding any part of the Common Areas of the Park to the extent that such is not wholly reimbursed by the Tenant or any other tenant of the Landlord or by any third party.

11.1	To provide for the cost of repairing, maintaining and renewing any sprinkler, intruder alarm, fire alarm, and any closed circuit T.V. system.

11.2	To provide for the cost of operating, repairing, maintaining and renewing the machinery and all electrical, mechanical and other plant, machinery, apparatus and equipment, chattels, features and fittings of ornament or utility in use in the Common Areas for the common benefit of the Tenant and the occupiers of the Park.

12.	Finance

To make provision for the cost of financing the maintenance and services specified in this Schedule.

12.1	To make provision for such reasonable expenses of a periodic or recurring nature as the Landlord and/or Management Company shall think fit together with a reasonable provision for forecast expenditure.

12.2	To provide for the cost of providing such further services as are in the reasonable opinion of the Landlord and/or Management Company acting in accordance with the principles of good estate management, necessary for the comfort and convenience of the Tenant or the tenants as occupiers of the Park generally and their customers or for the amenity of the Park.

38

THIRD SCHEDULE

PART II

The Tenant’s Liability to Contribute to the Common Areas Service Charge

1.	Payment dates

The Tenant’s Proportion of the Common Areas Service Charge for each Service Charge Period shall be discharged by means of equal quarterly payments in advance to be made on the Instalment Days in each year of the Term or on such date on which a demand therefore is made (whichever shall be the earlier date) and by such additional payments as maybe required under Clauses 3 and 7 of this Part II of this Schedule.

2.	Service Charge Period

For the purposes of this Part II of this Schedule, “Service Charge Period” means the period of twelve months from 1st January to 31st December in each year (or such other period not exceeding twelve (12) months as the Landlord and/or the Management Company may from time to time determine).

3.	Advance Payments

Subject to Clause 4 of this Part II of this Schedule and subject also as hereinafter set out, the amount of each advance payment of the Common Areas Service Charge shall be one quarter of such amount as the Management Company may reasonably estimate to be the Tenant’s Proportion of the Common Areas Service Charge for the relevant Service Charge Period and which is notified to the Tenant at or before the time when the demand for an advance payment is made or such payment falls due, PROVIDED HOWEVER that in the event of the Gross Internal Floor Area of any of the Blocks or Lettable Areas of the Units being added to, extended or redeveloped from time to time during the Term, the Tenant’s Proportion of the Common Areas Service Charge payable by the Tenant during the relevant Service Charge Period and, if necessary, the estimate of the amount of the Common Areas Service Charge for the current Service Charge Period, shall be amended on the Instalment Day (or on such date on which a demand therefore is made whichever shall be the later date) next ensuing and the Tenant shall pay on the remaining Instalment Days of such Service Charge Period such sums as the Management Company shall certify to be necessary to ensure that the Tenant pays the Tenant’s Proportion of the revised Common Areas Service Charge for the relevant Service Charge Period.

4.	Daily rate of calculation

The Common Areas Service Charge shall be deemed to accrue on a day-to-day basis in order to ascertain yearly rates and for the purposes of apportionment in relation to periods other than a Service Charge Period. In the event that this Lease shall commence on a day which is not one of the Instalment Days, then the Tenant’s Proportion of the Common Areas Service Charge shall be the apportioned amount of the Tenant’s Proportion of the Common Areas Service Charge due up to the next Instalment Day and thereafter the provisions of Clause 3 of this Part II of this Schedule shall apply.

39

5.	Service cost Statement

5.1	The Management Company as soon as practicable after the end of each Service Charge Period shall submit to the Tenant the Management Company’s service cost statement duly audited and certified by the Management Company’s auditors (acting as an expert and not an arbitrator). Such service cost statement shall be prepared on an accruals basis and shall inter alia disclose:-

5.1.1	the total expenditure for the Service Charge Period ended itemised under the various heads of expense; and

5.1.2	the balancing payment or allowance due from or credited to the Tenant as the case may be.

6.	Balancing Adjustment

If the Tenant’s Proportion (expressed as a cash amount) of the Common Areas Service Charge as certified shall be more or less than the total of the advance payments referred to in Clause 3 of this Part II of this Schedule above, then any sum due to or allowable by the Management Company in respect of the Tenant’s Proportion of the Common Areas Service Charge for the relevant Service Charge Period shall forthwith be paid or allowed as the case may be.

7.	Exceptional Costs

In the event that the Management Company at any time during any Service Charge Period incurs heavy exceptional expenditure which forms part of the Common Areas Service Charge, the Management Company shall be entitled to recover from the Tenant the Tenant’s Proportion of the Common Areas Service Charge representing the whole of that expenditure on the Instalment Day next following.

8.	Claims by third parties in respect of loss or damage in or about the Common Areas:

8.1	The Management Company shall be entitled to include in the Common Areas Service Charge any payments properly made to third parties in settlement of any claims by such third parties in respect of any loss or damage sustained by the same in or about the Common Areas to the extent that such claims are not recovered under any policy of insurance effected by the Management Company on either of the following grounds:-

8.1.1	by reason of the fact that the amount claimed by any third party falls within the excess amount stipulated on the relevant insurance policy; or

40

8.1.2	by reason of the fact that the cost in terms of any consequential increase for the future in the premium payable on foot of the relevant policy that will cover any such payments from the relevant policy would in the sole opinion of the Management Company exceed the amount necessary to settle such claims.

8.2	Notwithstanding any provision to the contrary contained in this Lease, the Common Areas Service Charge shall include the cost of Common Areas Services in respect of any matter which is either wholly or partly covered by insurance effected by the Landlord and/or the Management Company in respect of the Park including the Common Areas PROVIDED ALWAYS that if and when the proceeds of any such insurance are received by the Landlord or the Management Company as the case may be the relevant proportion thereof shall be deducted from the Tenant’s Proportion of the Common Areas Service Charge payable by the Tenant on the Instalment Day next following.

9.	Restrictions on objections to Common Areas Service Charge:

The service cost statement described in Clause 5 of this Part II of this Schedule shall be conclusive evidence for the purpose hereof of the matters which it purports to certify save in the case of manifest error.

10.	Sinking Fund and Reserve:

In the event that a sinking fund is established pursuant to Clause 10 of Part I of this Schedule, the Management Company shall be entitled to include in the Common Areas Service Charge for any Service Charge Period an amount which the Management Company reasonably determines is appropriate to build up and maintain such sinking fund.

11.	Service Charge Exclusions

There shall be excluded from the items comprised in the Common Areas Service Charge any liability or expense for which the Landlord, the Tenant or other tenants or occupiers of Units shall individually be responsible, any liability in respect of vacant Units and any arrears of service charge due and owing from any other tenant or occupier of any part of the Park.

12.	Management Charges:

The Management Company shall be entitled to include in the Common Areas Service Charge a reasonable fee for the provision of the Common Area Services and any cost of the Management Company’s auditors for auditing the Common Areas Service Charge or providing other services in connection with the Common Areas Service Charge.

41

THIRD SCHEDULE

PART III

Maintenance and services to be provided by the Landlord and/or the Management Company in relation to the Retained Parts.

1.	Whenever the Landlord regards it as necessary to cleanse, tidy renew, repair, maintain, replace or decorate the Retained Parts in good substantial repair and condition.

2.	Supplying hot and cold water to any lavatory facilities in the Retained Parts.

3.	Providing reasonable heating and lighting in the Retained Parts and providing air conditioning to the Retained Parts (if applicable).

4.	Discharging all existing or future rates, taxes, duties, charges, assessments, outgoings and impositions levied in relation to the Retained Parts.

5.	Inspecting, and maintaining in good working order and where necessary overhauling, decorating, redecorating, cleaning, treating, replacing, renewing and operating the plant and equipment and the Conduits is so far as they relate to the Retained Parts.

6.	The Landlord shall if it is deemed reasonable and prudent to do so, provide for such sinking or reserve fund as the Landlord shall deem fit for the replacement and the renewal of the Retained Parts and the Landlord shall have power:

6.1	annually or at such other intervals as the Landlord may determine review the cost or prospective cost of such replacements and renewals with a view to allowing for all such additional or further costs and expenditures as may be attributable to the differential in the value of money or inflationary or other like trends and changing technology as between one date and another, and

6.2	to allow for all such amounts as may be determined on review in computing the contribution from time to time to the sinking or reserve fund provided however that this clause shall not impose upon the Landlord any obligations to provide for or continue to provide for, if already established, such sinking or reserve fund.

42

THIRD SCHEDULE

PART IV

The Tenant’s Liability to Contribute to the Retained Parts Service Charge

1.	Payment dates:

The Tenant’s Proportion of the Retained Parts Service Charge for each Service Charge Period shall be discharged by means of equal quarterly payments in advance to be made on the Instalment Days in each year of the Term or on such date on which a demand therefore is made (whichever shall be the earlier date) and by such additional payments as maybe required under Clauses 3 and 7 of this Part IV of this Schedule.

2.	Service Charge Period:

For the purposes of this Part IV of this Schedule, “Service Charge Period” means the period of twelve months from 1st January to 31st December in each year (or such other period not exceeding twelve (12) months as the Landlord may from time to time determine).

3.	Advance Payments:

Subject to Clause 4 of this Part IV of this Schedule and subject also as hereinafter set out, the amount of each advance payment of the Retained Parts Service Charge shall be one quarter of such amount as the Landlord may reasonably estimate to be the Tenant’s Proportion of the Retained Parts Service Charge for the relevant Service Charge Period and which is notified to the Tenant at or before the time when the demand for an advance payment is made or such payment falls due, PROVIDED HOWEVER that in the event of the Gross Internal Floor Area of any of the Lettable Areas within the Block being added to, extended or redeveloped from time to time during the Term, the Tenant’s Proportion of the Retained Parts Service Charge payable by the Tenant during the relevant Service Charge Period and, if necessary, the estimate of the amount of the Retained Parts Service Charge for the current Service Charge Period, shall be amended on the Instalment Day (or on such date on which a demand therefore is made whichever shall be the later date) next ensuing and the Tenant shall pay on the remaining Instalment Days of such Service Charge Period such sums as the Landlord shall certify to be necessary to ensure that the Tenant pays the Tenant’s Proportion of the revised Retained Parts Service Charge for the relevant Service Charge Period.

4.	Daily rate of calculation:

The Retained Parts Service Charge shall be deemed to accrue on a day-to-day basis in order to ascertain yearly rates and for the purposes of apportionment in relation to periods other than a Service Charge Period. In the event that this Lease shall commence on a day which is not one of the Instalment Days, then the Tenant’s Proportion of the Retained Parts Service Charge shall be the apportioned amount of the Tenant’s Proportion of the Retained Parts Service Charge due up to the next Instalment Day and thereafter the provisions of Clause 3 of this Part IV of this Schedule shall apply.

43

5.	Service cost Statement:

5.1	The Landlord as soon as practicable after the end of each Service Charge Period shall submit to the Tenant the Landlord’s statement duly audited and certified by the Landlord’s auditors (acting as an expert and not an arbitrator). Such service cost statement shall be prepared on an accruals basis and shall inter alia disclose:-

5.1.1	the total expenditure for the Service Charge Period ended itemised under the various heads of expense; and

5.1.2	the balancing payment or allowance due from or credited to the Tenant as the case may be.

6.	Balancing Adjustment:

If the Tenant’s Proportion (expressed as a cash amount) of the Retained Parts Service Charge as certified shall be more or less than the total of the advance payments referred to in Clause 3 of this Part IV of this Schedule above, then any sum due to or allowable by the Landlord in respect of the Tenant’s Proportion of the Retained Parts Service Charge for the relevant Service Charge Period shall forthwith be paid or allowed as the case may be.

7.	Exceptional Costs:

In the event that the Landlord at any time during any Service Charge Period incurs heavy exceptional expenditure which forms part of the Retained Parts Service Charge, the Landlord shall be entitled to recover from the Tenant the Tenant’s Proportion of the Retained Parts Service Charge representing the whole of that expenditure on the Instalment Day next following.

8.	Claims by third parties in respect of loss or damage in or about the Retained Parts:

8.1	The Landlord shall be entitled to include in the Retained Parts Service Charge any payments properly made to third parties in settlement of any claims by such third parties in respect of any loss or damage sustained by the same in or about the Retained Parts to the extent that such claims are not recovered under any policy of insurance effected by the Landlord on either of the following grounds:-

8.1.1	by reason of the fact that the amount claimed by any third party falls within the excess amount stipulated on the relevant insurance policy; or

44

8.1.2	by reason of the fact that the cost in terms of any consequential increase for the future in the premium payable on foot of the relevant policy that will cover any such payments from the relevant policy would in the sole opinion of the Landlord exceed the amount necessary to settle such claims.

8.2	Notwithstanding any provision to the contrary contained in this Lease, the Retained Parts Service Charge shall include the cost of Retained Parts Services in respect of any matter which is either wholly or partly covered by insurance effected by the Landlord in respect of the Block PROVIDED ALWAYS that if and when the proceeds of any such insurance are received by the Landlord as the case may be the relevant proportion thereof shall be deducted from the Tenant’s Proportion of the Retained Parts Service Charge payable by the Tenant on the Instalment Day next following.

9.	Restrictions on objections to Retained Parts Service Charge:

The service cost Statement described in Clause 5 of this Part IV of this Schedule shall be conclusive evidence for the purpose hereof of the matters which it purports to certify save in the case of manifest error.

10.	Sinking Fund and Reserve:

In the event that a sinking fund is established pursuant to Clause 6 of Part III of the this Schedule, the Landlord shall be entitled to include in the Retained Parts Service Charge for any Service Charge Period an amount which the Landlord reasonably determines is appropriate to build up and maintain such sinking fund.

11.	Service Charge Exclusions:

There shall be excluded from the items comprised in the Retained Parts Service Charge any liability or expense for which the Landlord, the Tenant or other tenants or occupiers of Units in the Block shall individually be responsible, any liability in respect of vacant Units and any arrears of service charge due and owing from any other tenant or occupier of any part of the Park.

12.	Management Charges:

The Landlord shall be entitled to include in the Retained Parts Service Charge a reasonable fee for the provision of the Retained Parts Services and any cost of the Landlord’s auditors for auditing the Retained Parts Service Charge or providing other services in connection with the Retained Parts Service Charge.

45

FOURTH SCHEDULE

Provisions for Rent Review

1.	Definitions

In this Schedule, the following expressions shall have the following meanings:-

1.1	Review Date means the Review Date specified in Clause 2 herein;

1.2	Open Market Rent means the full open market rent without any deductions whatsoever at which the Demised Premises might reasonably be expected to be let in the open market with vacant possession at the Review Date by a willing landlord to a willing tenant and without any premium or any other consideration for the grant thereof for a term equal to the Term, subject to break options at the intervals provided for in this Lease and on the same terms and conditions and subject to the same covenants and provisions contained in this Lease (other than the amount of the Rent payable hereunder but including these provisions for the review of rent) and having regard to other open market rental values current at the Review Date in so far as the Surveyor (as defined in Clause 1.5 of this Schedule) may deem same to be pertinent to the matters under consideration by him and making the Assumptions but disregarding the Disregarded Matters;

1.3	the Assumptions mean the following assumptions (if not facts) at the Review Date:-

1.3.1	that the Demised Premises are ready and available for immediate occupation and use by the Tenant and may be lawfully used by any person for the Permitted User;

1.3.2	that no work has been carried out to the Demised Premises by the Tenant, any undertenant or their respective predecessors in title during the Term, which has diminished the rental value of the Demised Premises;

1.3.3	that if the Demised Premises or any part or parts thereof have been destroyed or damaged, they have been fully rebuilt and reinstated;

1.3.4	that the Demised Premises are in a good state of repair and decorative condition;

1.3.5	that all the covenants on the part of the Tenant contained in this Lease have been fully performed and observed;

1.3.6	that the Initial Rent paid pursuant to this Lease is eighty one thousand euros (€81,000.00) per annum (exclusive of VAT, which is payable).

46

1.4	the Disregarded Matters mean:-

1.4.1	any effect on rent of the fact that the Tenant, any permitted undertenant or their respective predecessors in title have been in occupation of the Demised Premises or any part thereof or of the terms of any sub lease permitted in accordance with the provisions of Clause 5.20.4;

1.4.2	any goodwill attaching to the Demised Premises by reason of the business then carried on at the Demised Premises by the Tenant or any permitted undertenant;

1.4.3	any increase in rental value of the Demised Premises attributable to the existence at the Review Date, of any works (otherwise than in pursuance of an obligation under this Lease or any agreement therefore) executed by and at the expense of the Tenant (or any party lawfully occupying the Demised Premises under the Tenant) with the consent of the Landlord (where required under this Lease) in on or to the Demised Premises or any part thereof;

1.4.4	any rent free concession, reduced rent or other inducement which would or might be given to an incoming tenant on the grant of a lease of the Demised Premises at the Review Date to the intent that no reduction shall be made in ascertaining the Open Market Rent to reflect such rent free concession, reduced rent or other inducement to compensate the Tenant for the absence thereof.

1.5	the Surveyor means an independent chartered surveyor who is experienced in the valuation and leasing of property similar to the Demised Premises and is acquainted with the market in the area in which the Demised Premises are located, appointed from time to time to determine the Open Market Rent pursuant to the provisions of this Schedule;

1.6	the President means the President for the time being of the Society of Chartered Surveyors and includes the Vice-President or any person authorised by the President to make appointments on his behalf;

1.7	Rent Restrictions means the restrictions imposed by any statute for the control of rent in force on a Review Date or on the date on which any reviewed rent is ascertained in accordance with this Schedule and which operate to impose any limitation, whether in time or amount, on the collection of an increase in the rent first reserved by this Lease or any part thereof.

2.	Rent review

The Initial Rent shall be reviewed on the first day of the sixth (6th) year of the Term (the “Review Date”) in accordance with the provisions of this Schedule and, from and including the Review Date, the Rent shall be either the Rent contractually payable immediately before the Review Date or the Open Market Rent on the Review Date, as agreed or determined pursuant to the provisions of this Schedule.

47

3.	Agreement or determination of the reviewed rent

The Open Market Rent at the Review Date may be agreed in writing at any time between the Landlord and the Tenant but if, for any reason, they have not so agreed by the Review Date, either party may (whether before or after the Review Date) by notice in writing to the other require the Open Market Rent to be determined by the Surveyor.

4.	Appointment of Surveyor

In default of agreement between the Landlord and the Tenant on the appointment of the Surveyor, the Surveyor shall be appointed by the President on the written application of either party, such application to be made not earlier than twelve (12) months before and not later than twelve (12) months after the Review Date.

5.	Functions of the Surveyor: The Surveyor shall:-

5.1	at the option of the Landlord act either as an arbitrator in accordance with the Arbitration Act, 2010 or as an expert, such option to be exercised by the Landlord giving written notice to the President at the time of the Landlord's written application to the President or, if application is made by the Tenant, then within seven (7) days of the Landlord being notified of the appointment of the Surveyor but if no written notice is given by the Landlord as aforesaid, the Surveyor shall act as an arbitrator;

5.2	(if acting as an expert) invite the Landlord and the Tenant to submit to him, within such time limits (not being less than fifteen (15) Business days) as he shall consider appropriate, a valuation accompanied, if desired, by a statement of reasons and such representations and cross - representations as to the amount of the Open Market Rent with such supporting evidence as they may respectively wish;

5.3	within sixty (60) days of his appointment, or within such extended period as the Landlord and the Tenant shall jointly agree in writing, give to each of them written notice of the amount of the Open Market Rent as determined by him.

6.	Fees of Surveyor

The fees and expenses of the Surveyor (if acting as an expert), including the costs of his nomination, shall be in the award of the Surveyor (but this shall not preclude the Surveyor from notifying both parties of his total fees and expenses notwithstanding the non-publication at that time of his award) and, failing such award, the same shall be payable by the Landlord and the Tenant in equal shares who shall each bear their own costs, fees and expenses. Without prejudice to the foregoing, both the Landlord and the Tenant shall each be entitled to pay the entire fees and expenses, due to the Surveyor and thereafter recover as a simple contract debt the amount (if any) due from the party who failed or refused to pay same.

48

7.	Appointment of new Surveyor

If the Surveyor fails to give notice of his determination within the time aforesaid, or if he dies, or is unwilling to act, or becomes incapable of acting, or if, for any other reason, he is unable to act, either party may request the President to discharge the Surveyor and appoint another surveyor in his place to act in the same capacity, which procedure may be repeated as many times as necessary.

8.	Interim payments pending determination

In the event that by the Review Date the amount of the reviewed rent has not been agreed or determined as aforesaid (the date of agreement or determination being herein called “the Determination Date”) then, in respect of the period (herein called “the Interim Period”) beginning with the Review Date and ending on the day before the Quarterly Instalment Day following the Determination Date:

8.1	the Tenant shall pay to the Landlord Rent at the yearly rate payable immediately before the Review Date, and within twenty one days of the Determination Date, the Tenant shall pay to the Landlord, as arrears of rent, the amount (if any) by which the reviewed rent exceeds the Rent actually paid during the Interim Period (apportioned on a daily basis) together with interest thereon at the Base Rate from the Review Date to the date of actual payment; or

8.2	the Landlord shall pay to the Tenant within twenty one days of the Determination Date the amount by which the reviewed rent is less than the Rent actually paid by the Tenant during the Interim Period (apportioned on a daily basis) together with interest thereon at the Base Rate from the Review Date to the date of actual payment.

9.	Rent Restrictions

On each and every occasion during the Term that Rent Restrictions shall be in force, then and in each and every case:

9.1	the operation of the provisions herein for review of the Rent shall be postponed to take effect on the first date or dates thereafter upon which such operation may occur, and

9.2	the collection of any increase or increases in the Rent shall be postponed to take effect on the first date or dates thereafter that such increase or increases may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase

AND until the Rent Restrictions shall be relaxed either partially or wholly the rent reserved by this Lease (which if previously reviewed shall be the rent payable under this Lease immediately prior to the imposition of the Rent Restrictions) shall (subject always to any provision to the contrary appearing in the Rent Restrictions) be the maximum Rent from time to time payable hereunder.

49

10.	Memoranda of reviewed rent

As soon as the amount of any reviewed rent has been agreed or determined, memoranda thereof shall be prepared by the Landlord or its solicitors and thereupon shall be signed by or on behalf of the Tenant and the Landlord, and the Tenant shall be responsible for and shall pay to the Landlord the stamp duty (if any) payable on such memoranda and any counterparts thereof but the parties shall each bear their own costs in respect thereof.

11.	Time not of the essence

For the purpose of this Schedule, time shall not be of the essence.

50

FIFTH SCHEDULE

Photographic schedule of condition and Landlord’s Fixtures and Fittings

•	Raised access floors.
•	Suspended ceilings
•	Cat 2 recessed strip lighting
•	3 phase power in a stand-alone Power Distribution Board (PBC)
•	Fully finished bathrooms
•	Access control and intercom
•	Front and rear access

51

SIXTH SCHEDULE

Plan (re: Yield Up Obligations)

52

PRESENT when the Common Seal of

CHANNOR LIMITED was affixed hereto:-

PRESENT when the Common Seal of

BLANCHARDSTOWN CORPORATE PARK MANAGEMENT LIMITED

was affixed hereto:-

GIVEN under the COMMON SEAL
of FLAMEL IRELAND LIMITED
and DELIVERED as a DEED:-	/s/ Ross Gorman
Director

/s/ Michael S. Anderson
Director

FLAMEL TECHNOLOGIES S.A.

Executed by Michael S. Anderson

In his capacity as General Manager (Directeur Général)

53

DATED THE DAY OF 2015

Channor Limited

First Part

Blanchardstown Corporate Park Management Limited

Second Part

Flamel Ireland Limited

Third Part

Flamel Technologies S.A.

Fourth Part

LEASE

AMOSS Solicitors

26 Burlington Road

Ballsbridge

Dublin 4

54